EXHIBIT 10.4


                        [FORM OF] SECURED PROMISSORY NOTE
                               Due October 1, 2002
                                     Note 1

                  FOR VALUE RECEIVED, MEDICAL DIAGNOSTICS, INC., a Delaware corporation ("MAKER") hereby promises to pay to DVI FINANCIAL SERVICES INC. or its assignee ("HOLDER"), or order, principal in the sum of ________________ MILLION Dollars ($___________), and interest thereon at the rate of 10.00 % per annum computed on the basis of a 360-day year and actual days elapsed (the "STATED RATE"). Principal and interest is payable, in sixty (60) consecutive monthly installments of __________________ Dollars ($________) on November 1, 1997 and on the first day of each calendar month thereafter, with all unpaid principal and interest due and payable in full on October 1, 2002.

         1. Principal and interest are payable to Holder at DVI Financial Services Inc., 500 Hyde Park, Doylestown, Pennsylvania 18901, or such other place as the Holder may, from time to time in writing to Maker, designate.

         2. This Note is made pursuant to, and secured by that certain Loan and Security Agreement dated as of September 29, 1997 among Holder as Lender, Maker as Borrower and U.S. Diagnostic Inc. as Guarantor (the "AGREEMENT"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement, the terms of which are incorporated herein by reference thereto. This Note is also secured by the Security Documents referred to in the Agreement. The Agreement and the Security Documents create a lien on and security interest in, the personal property described therein ("COLLATERAL"). The Agreement and the Security Documents are collectively referred to as the "LOAN AND SECURITY DOCUMENTS" and are hereby incorporated herein by reference thereto and made a part of this Note.

         3. If any part of the principal or interest of the Note is not paid within five (5) days after notice from Holder that such payment is due, it thereafter bears interest at the rate of eighteen percent (18%) per annum from and as of the date of delinquency until paid; provided, however that any amount due pursuant to paragraph 7 hereof must be deducted from the amount due pursuant to this paragraph 3. If the specified interest rate at any time exceeds the maximum rate allowed by law, then the applicable interest rate is reduced to the maximum rate allowed by law. This Note may be prepaid pursuant to Section 2.3 of the Agreement.

         4. The occurrence of an Event of Default under the Agreement, after notice is give pursuant to the Agreement, may, at the election of the Holder, make the entire unpaid balance of the principal amount of this Note and accrued interest thereon immediately due and payable with out notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.



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         5. Failure of the Holder to exercise the acceleration option of paragraph 4 of this Note on the occurrence of an Event of Default does not constitute a waiver of the right to exercise such option on the subsequent occurrence of an Event of Default.

         6. Principal and interest are payable in lawful money of the United States of America which is legal tender in payment of all debts and dues, public and private, at the time of payment. If any payment of principal or interest under this Note becomes due on a Saturday, Sunday or legal or banking holiday, such payment is due on the next succeeding business day. Maker waives presentment, demand for payment, notice of nonpayment, protest, and notice of protest, and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note, except as specifically provided in the Agreement. Maker consents to any and all assignments of this Note, extensions of time, renewals, and waivers that may be made or granted by the Holder. Maker expressly agrees that such assignments, extensions of time, renewals, or waivers do not affect Maker's liability hereunder. Maker agrees that Holder may, without notice to Maker and without affecting the liability of Maker, accept additional or substitute security for this Note, or release any security or any party liable for this Note, or extend or renew this Note.

         7. If Maker fails to make any payment of interest or principal under this Note, including the payment due upon maturity, when the same is due and payable and such failure continues for five (5) days after notice from Holder of such nonpayment, a late charge by way of damages to the extent provided in this paragraph is immediately due and payable. Maker recognizes that default by Maker in making the payments herein agreed to be paid when due will result in the Holder incurring additional expenses, in loss to the Holder of the use of the money due and in frustration to the Holder in meeting its other commitments. Maker agrees that, if for any reason Maker fails to pay any amount due under this Note when due, the Holder is entitled to damages for the detriment caused thereby, but that it is extremely difficult and impractical to ascertain the extent of such damages. Maker therefore agrees that a sum equal to five cents ($.05) for each one dollar ($1.00) of each payment which is not received within five (5) days after notice that such payment it is due and payable is a reasonable estimate of the damages to the Holder, which sum Maker agrees to pay on demand.

         8. If action is instituted on this Note (including without limitation, any proceedings for collection hereof in any bankruptcy or probate matter or case), or if proceedings are commenced on or under any of the Loan and Security Documents, and Holder prevails in such proceedings Maker promises to pay the Holder all costs of collection and enforcement including, without limitation, reasonable attorneys' fees plus interest on any defaulted amount at the rate of eighteen percent (18%) per annum.

         9. Any and all notices or other communications or payments required or permitted to be given hereunder are effective when received or refused if given or rendered in writing, in the manner provided in the Agreement.



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         10. This Note inures to the benefit of and is binding upon the Holder's successors and assigns. References to the "Holder" are deemed to refer to the holders of this Note at the time such reference becomes relevant.

         11. If any term, provision, covenant, or condition of this Note is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Note remains in full force and effect to the greatest extent permitted by law and is in no other way affected, impaired or invalidated.

         12. Nothing contained herein or in the Loan and Security Documents may be deemed to prevent recourse to and the enforcement against Maker and the Collateral of all liabilities, obligations and undertakings contained herein and in the Loan and Security Documents.

         13. THIS NOTE IS GOVERNED BY AND MUST BE CONSTRUED UNDER THE LAWS OF THE STATE OF PENNSYLVANIA WITHOUT RESORT TO PRINCIPLES OF CONFLICTS OF LAW AND MAKER AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS IN THE STATE OF PENNSYLVANIA.


Dated:  September 29, 1997

MEDICAL DIAGNOSTICS, INC.


By:      /S/ ALAN WINAKOR
         ---------------------------------
         Name: Alan Winakor
         Title: Executive Vice President




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